UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest
event reported):	May 3, 2004

Interstate Power and Light Company

(Exact name of registrant as specified in its charter)

Iowa	0-4117-1	42-0331370

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 First Street, SE, Cedar Rapids, Iowa 52401

(Address of principal executive offices, including zip code)

(319) 786-4411

(Registrant’s telephone number)

Item 12. Results of Operations and Financial Condition.
SIGNATURES

Item 12. Results of Operations and Financial Condition.

     Interstate Power and Light Company (“we” or “our”) is reporting the following:

     Our earnings available for common stock decreased 45% to $11.9 million on operating revenues of $396.8 million for the quarter ended March 31, 2004 compared to earnings available for common stock of $21.6 million on operating revenues of $377.3 million for the quarter ended March 31, 2003. Our operating income decreased 35% to $35.5 million, or 9% of operating revenues, for the quarter ended March 31, 2004 compared to $54.3 million, or 14% of operating revenues, for the quarter ended March 31, 2003. The decreases in our operating income and our earnings available for common stock were primarily attributable to the following factors:

•	Electric margins decreased largely due to the impact of milder weather in the first quarter of 2004 compared to the same period in 2003 and to establishing a reserve for the potential 2004 refund to customers due to final Minnesota electric rates being lower than the interim relief granted in July 2003.

•	Gas margins decreased primarily due to the impact of final Iowa gas rates granted in August 2003 being lower than interim rates granted in October 2002 and lower sales, which were partially due to milder weather in the first quarter of 2004 compared to the same period in 2003.

•	Other operating and maintenance expenses increased primarily due to increases in employee and retiree benefits (comprised of compensation, medical and pension costs).

•	Depreciation and amortization expense increased primarily due to property additions and the implementation of higher depreciation rates on January 1, 2004, resulting from an updated depreciation study.

These factors were partially offset by an increase in allowance for funds used during construction due to ongoing construction of the Emery plant.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERSTATE POWER AND LIGHT COMPANY
Date: May 3, 2004	By:	/s/ John E. Kratchmer
John E. Kratchmer
Vice President-Controller and Chief Accounting Officer

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